SAFEGUARD HEALTH ENTERPRISES, INC.
                                  95 ENTERPRISE
                       ALISO VIEJO, CALIFORNIA 92656-2605


     NOTICE OF ADJOURNMENT AND RECONVENING OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, JUNE 20, 2001


TO  THE  STOCKHOLDERS  OF  SAFEGUARD  HEALTH  ENTERPRISES,  INC.:


PLEASE BE ADVISED that the Annual Meeting of the Stockholders of SafeGuard Health Enterprises, Inc. (the "Company") held on May 23, 2001, was adjourned to be reconvened at the executive offices of the Company located at 95 Enterprise, Aliso Viejo, California 92656-2605 on Wednesday, June 20, 2001, at 4:00 pm, Pacific Daylight Time.

The Annual Meeting of Stockholders was adjourned because the Company learned that a number of beneficial owners of Common Stock of the Company did not receive the notice and proxy statement for the Annual Meeting of Stockholders in a timely manner. As a result, even though a quorum of the stockholders was present at the Annual Meeting, the Company considered it appropriate to adjourn the Annual Meeting of Stockholders to a later date so that all stockholders of the Company are provided an adequate opportunity to vote their shares of stock of the Company. The record date for, and purposes of the Annual Meeting have not changed.

You are cordially invited to attend the reconvened Annual Meeting. Whether or not you plan to attend the reconvened Annual Meeting, please complete, sign and return the enclosed proxy card as soon as possible to ensure your participation in the meeting. If you have already voted your shares of Common Stock by proxy and do not wish to change your vote, it is not necessary that you do anything further as your previously voted shares will be counted as voted by your proxy.


                                       By order of the Board of Directors,


                                       RONALD  I.  BRENDZEL
                                       Senior  Vice  President  and  Secretary


May  23,  2001




YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED
STATES HAS BEEN PROVIDED FOR YOUR USE. RETURNING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE RECONVENED ANNUAL MEETING ON JUNE 20, 2001.